Exhibit 99.1

MITESCO’s CENTCORE UNIT JOINS WITH TEAMLOGIC IT FOR NATIONWIDE SUPPORT;

ACCUCOM ADDS SENTRY-RMS APPLICATION SET FOR MUNICPAL, LAW ENFORCEMENT AND PUBLIC WORKS

June 17, 2024 – Vero Beach, Florida -- Mitesco, Inc. (OTC:MITI, “the Company,” www.mitescoinc.com) today announced that its data center business unit, Centcore (www.centcoreusa.com) has selected TeamLogic IT, Inc. (https://www.teamlogicit.com/melbournefl931/) to provide field support for its clients nationwide. TeamLogic IT has over 300 offices nationwide, with this relationship being supported by Scott Wiles, who operates from their Melbourne, Florida office. It also announces that Accucom, a participant in the Centcore Partner Program, will be adding to the Centcore Data Center offerings their Sentry RMS application for cloud implementations into the municipal, law enforcement and public works arena.

“We evaluated a number of alternatives before selecting Scott Wiles and the TeamLogic IT organization for our field support needs. Their staffing includes professionals with all levels of experience in information technology, cloud computing and remote data center support. Field support will be key to our success, so as we begin evaluation, conversion and integration into our data center environment we can have comfort that their field professionals can effectively determine the proper interfaces and network requirements to insure fast and cost effective implementation and operations,” commented Mack Leath, CEO for Mitesco.

Scott Wiles (https://www.linkedin.com/in/scottwiles/) will lead the effort for TeamLogic, with over 35 years’ experience in systems and software. He has had a lengthy career beginning in the U.S. Air Force, including stints at Electronic Data Systems (EDS), Sprint, Net Cadence and AMC Theaters. He is familiar with the Centcore Data Center and maintains an office nearby, as well as a location in Vero Beach, Florida. He will provide corporate oversight and SEC compliance for its cybersecurity requirements, as well as supporting the Accucom staff, who has day-to-day responsibility for the system operations at the data center.

Accucom, Inc. (https://accucomci.com/), a member of the Centcore Partner Program, will soon offer cloud implementations of their applications for municipal and law enforcement on the Centore Data Center systems. For over 30 years, Accucom has procured, designed, implemented and improved network connectivity, application development and delivery for a myriad of industries. Their Sentry RMS applications (https://sentryrms.com/) include computer aided dispatch (CAD), law enforcement scheduling, fire department inspection and reporting, building department application tracking, and are fully compliant with the FBI’s CJIS - Criminal Justice Information System (https://www.fbi.gov/services/cjis).

For additional information, or a quote, email: sales@centcoreusa.com , or call 844-383-8689.

About TeamLogic IT
TeamLogic IT is a national provider of advanced technology solutions for companies of all sizes. Local offices provide clients with the IT support they need to run their businesses more efficiently by leveraging the latest technology solutions including managed IT services, cybersecurity, business continuity, cloud, data/voice/connectivity, and consulting and support. With nearly 300 independently owned and operated locations across North America, TeamLogic IT helps companies minimize downtime, improve productivity and secure their IT infrastructure.

Contact: Scott Wiles, email: https://www.teamlogicit.com/melbournefl931/ or by phone: 321-608-0481

About Accucom, Inc.

Accucom Consulting, Inc (ACI) started day one supporting client applications. We understood as a technology firm that many service providers could install and set up network environments, but we wanted to be more than a hardware vendor. So not only have we learned our client’s programs but with our development staff we were able to build components that complement these applications. For 30 plus years, ACI has procured, designed, implemented and improved network connectivity, application development and delivery for a myriad of industries. Our client list is testament to our commitment to high standards and best practices.

Contact: Chris McLoughlin, email: info@accucomci.com or by phone: 203-221-1212

About Centcore, LLC

Centore, LLC ( www.centcoreusa.com ) is a wholly owned business unit of Mitesco, Inc. providing highly secure data center resources and managed services for dedicated applications and custom development. Within its primary site is extensive high-performance computing and storage aimed at data intensive applications. It is growing a library of applications for resale from its users including providers of services and solutions. It can offer specialized computing capabilities within its 25,000 sq. ft. data center, including development platforms for scientific computing, image processing and A.I. oriented systems.

About Mitesco, Inc.

Mitesco (www.mitescoinc.com) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business’ performance may do so as well.

Contact:
Mitesco Investor Relations
Jimmy Caplan
jimmycaplan@me.com
512.329.9505

Mitesco Media Relations
Rick Eisenberg
eiscom@msn.com
917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov .